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
                                                                                                      Exhibit 11

                                        ENGINEERED SUPPORT SYSTEMS, INC.
                                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                    (in thousands, except per share amounts)

                                                            Three Months Ended               Nine Months Ended
                                                                 July 31                          July 31
                                                       --------------------------         -----------------------
                                                          2002             2001             2002          2001
                                                       --------          --------         --------      --------
NET INCOME:
    Continuing operations                              $  6,933          $  4,646         $ 19,399      $ 12,814
    Discontinued operations                                (255)              166           (3,924)          283
                                                       --------          --------         --------      --------
                Total                                  $  6,678          $  4,812         $ 15,475      $ 13,097
                                                       ========          ========         ========      ========

BASIC EARNINGS PER SHARE:
    Average basic shares outstanding                     10,472             9,360           10,340         9,226
                                                       ========          ========         ========      ========

    Continuing operations                              $   0.66          $   0.50         $   1.88      $   1.39
    Discontinued operations                               (0.02)             0.02            (0.38)         0.03
                                                       --------          --------         --------      --------
                Total                                  $   0.64          $   0.52         $   1.50      $   1.42
                                                       ========          ========         ========      ========

DILUTED EARNINGS PER SHARE:
    Average basic shares outstanding                     10,472             9,360           10,340         9,226
    Net effect of dilutive stock options (1)                338             1,140              370           765
                                                       --------          --------         --------      --------
                Total                                    10,810            10,500           10,710         9,991
                                                       ========          ========         ========      ========

    Continuing operations                              $   0.64          $   0.44         $   1.81      $   1.28
    Discontinued operations                               (0.02)             0.02            (0.37)         0.03
                                                       --------          --------         --------      --------
                Total                                  $   0.62          $   0.46         $   1.44      $   1.31
                                                       ========          ========         ========      ========

(1) Based on the treasury stock method.
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